Exhibit 99.1

NET Serviços de Comunicação S.A.
Corporate Taxpayer's ID (CNPJ/MF): 00.108.786/0001-65
Company Registry (NIRE): 35.300.177.240
Publicly-Held Company
Rua Verbo Divino nº 1.356 - 1º andar, São Paulo – SP

MATERIAL FACT

Net Serviços de Comunicação S.A. (“NET” or “Company”), pursuant to paragraph 4 of article 157 of Law 6404/76 and Instruction 358/02 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários  - “CVM”), hereby informs its shareholders and the public in general that it has made available to any interested parties the valuation report of the Company’s shares, prepared by Banco BTG Pactual S.A. (“Appraiser”), in accordance with article 4 of Law  64040/76, articles 8 and 24, paragraph 1 of CVM Instruction 361 and Sections  X and XI of the BM&FBOVESPA’s Level 2 Corporate Governance Listing Rules (“Valuation Report”), in order to determine the price of the unified public tender offer for the acquisition of all NET’s common and preferred shares, including those underlying its American Depositary Shares and those traded on the LATIBEX, to be launched by Embratel Participações S.A., as disclosed in the Company’s Material Facts of March 6 and April 5, 2012

The Valuation Report is available at the following addresses and websites:

NET SERVIÇOS DE COMUNICAÇÃO S.A.
Rua Verbo Divino, nº 1356, 1º andar, Chácara Santo Antônio, São Paulo, SP
http://ri.netservicos.com.br

EMBRATEL PARTICIPAÇÕES S.A.
Rua Regente Feijó, 166, 16º andar, sala 1687-B, Rio de Janeiro, RJ

BANCO ITAÚ BBA S.A.
Av. Brigadeiro Faria Lima, nº 3.400, 4º andar, parte, São Paulo, SP

COMISSÃO DE VALORES MOBILIÁRIOS
Rua Cincinato Braga, 340, 2º andar, Centro, São Paulo, SP
Rua Sete de Setembro, 111, 2º andar, “Centro de Consultas”, Rio de Janeiro, RJ
www.cvm.gov.br

BM&FBOVESPA S.A. – SECURITIES, COMMODITIES AND FUTURES EXCHANGE
Praça Antonio Prado, 48, 2º andar, Centro, São Paulo, SP
www.bmfbovespa.com.br

The Valuation Report stated that the economic value of the Company’s shares, based on the discounted cash flow method (selected by the Appraiser as the most appropriate method for determining their fair value) was between R$ 25.89 and R$ 28.34.

São Paulo, June 6, 2012

NET SERVIÇOS DE COMUNICAÇÃO S.A.
José Antônio Guaraldi Félix
CEO and Investor Relations Officer

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